Exhibit 99.1

Ionis announces positive results from fesomersen development program

−	Positive Phase 2b data from RE-THINC ESRD study of fesomersen in patients on hemodialysis presented at Kidney Week 2022

−	Ionis to regain rights to fesomersen from Bayer

CARLSBAD, Calif., November 4, 2022 – Ionis Pharmaceuticals, Inc. (Nasdaq: IONS) today announced positive results from the Phase 2b RE-THINC ESRD study of fesomersen (formerly IONIS-FXI-LRx), an investigational antisense medicine designed to reduce the production of Factor XI (FXI) for the prevention of thrombosis, were presented by Bayer at the American Society of Nephrology’s (ASN) Kidney Week 2022. The RE-THINC ESRD study evaluated fesomersen in patients with end-stage renal disease (ESRD) on hemodialysis.

In the study, fesomersen achieved its primary endpoint, demonstrating no increase in the incidence of the composite of major bleeding and clinically relevant non-major (CRNM) bleeding with 24 weeks of treatment. Fesomersen also achieved dose-dependent and sustained median reductions in steady-state FXI levels of 53.1%, 72.2% and 86.6% in the 40 mg, 80 mg, and 120 mg doses of fesomersen, respectively, administered once every 4 weeks. statistically significant. Incidences of dialysis circuit clotting and AV-access thrombosis diminished significantly with decreasing FXI levels, both of which were exploratory efficacy endpoints. Fesomersen showed favorable safety and tolerability with 48 weeks of treatment in this study.

“We are very pleased with the efficacy and safety data seen in the Phase 2b study of fesomersen in patients with ESRD, which we believe supports continued advancement of this potential novel anti-thrombotic therapy for patients with renal and cardiovascular diseases,” said Richard S. Geary, Ph.D., executive vice president and chief development officer at Ionis. “We thank Bayer for their partnership in the development of fesomersen. We are focused on getting fesomersen into the hands of a new partner to deliver it to the market and patients in need.”

About the RE-THINC ESRD Study

RE-THINC ESRD (NCT04534114) is a randomized, double-blind, placebo-controlled study evaluating the safety, pharmacokinetics and pharmacodynamics of multiple doses of fesomersen in 307 patients with end-stage renal disease on hemodialysis. Study participants were randomized to each of 3 dose cohorts or placebo administered subcutaneously every four weeks for up to 48 weeks. The RE-THINC ESRD study was conducted by Bayer, which licensed fesomersen from Ionis.

About Thrombosis

Thrombosis is the formation of blood clots inside blood vessels. Blood clots can obstruct blood flow to prevent sufficient oxygen flow to tissues and organs. In addition, clot fragments can break off from the blood clot and travel to occlude other parts of the circulation. Thrombosis is responsible for many heart attacks and strokes and is the leading cause of morbidity and mortality worldwide. Current anti-thrombotic treatments include anticoagulants such as warfarin, Factor Xa inhibitors and thrombin inhibitors. Although these therapies are effective at lowering the risk of thrombosis, they can place patients at significant risk of bleeding because they target factors required for normal coagulation.

About Fesomersen

Fesomersen, (formerly IONIS-FXI-LRx) is an investigational antisense medicine designed by Ionis to reduce the production of Factor XI, a clotting factor produced in the liver that is an important component of the coagulation pathway. High levels of Factor XI increase the risk of blood clot formation inside blood vessels (thrombosis), which can cause heart attacks and strokes. Alternatively, individuals deficient in Factor XI have a lower incidence of thrombosis-related events and little to no increase in bleeding risk. This makes Factor XI an attractive target for an anti-thrombotic medicine because of the potential to separate anti-thrombotic activity from bleeding risk. Although currently available anticoagulants reduce the risk of thrombosis, these anticoagulants are associated with increased bleeding risk at therapeutic doses, which can lead to major, sometimes fatal, bleeding events.

About Ionis Pharmaceuticals, Inc.

For more than 30 years, Ionis has been the leader in RNA-targeted therapy, pioneering new markets and changing standards of care with its novel antisense technology. Ionis currently has three marketed medicines and a premier late-stage pipeline highlighted by industry-leading cardiovascular and neurological franchises. Our scientific innovation began and continues with the knowledge that sick people depend on us, which fuels our vision of becoming a leading, fully integrated biotechnology company.

To learn more about Ionis, visit www.ionispharma.com and follow us on Twitter @ionispharma.

Ionis’ Forward-looking Statements

This press release includes forward-looking statements regarding Ionis’ business and the therapeutic and commercial potential of Ionis’ technologies, fesomersen and other products in development. Any statement describing Ionis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement.

Such statements are subject to certain risks and uncertainties, including those related to the impact COVID-19 could have on our business, and including but not limited to, those related to our commercial products and the medicines in our pipeline, and particularly those inherent in the process of discovering, developing and commercializing medicines that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such medicines. Ionis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.

Although Ionis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Ionis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Ionis’ programs are described in additional detail in Ionis’ annual report on Form 10-K for the year ended December 31, 2021, and the most recent Form 10-Q quarterly filing, which are on file with the Securities and Exchange Commission. Copies of these and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Ionis,” “Company,” “we,” “our,” and “us” refers to Ionis Pharmaceuticals and its subsidiaries.

Ionis Pharmaceuticals® is a trademark of Ionis Pharmaceuticals, Inc.

Ionis Pharmaceuticals Investor Contact:
760-603-2331

Ionis Pharmaceuticals Media Contact:
760-603-4679

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